Exhibit 10.6




                                  June 30, 1995




Mr. John D. Moose
306 Southerland Court
Durham, North Carolina  27712

Dear John:

         This is to confirm my previous discussions with you relating to your employment with Collins & Aikman Products Co. In the event your employment is terminated by the company without cause prior to or on June 30, 1996, then the company will be obligated to pay severance to you in an amount equal to your base salary then in effect for the period remaining between the date of termination and June 30, 1997. In the event your employment is terminated by the company without cause after June 30, 1996 while you are a member of the company's Operating Committee, then the company will be obligated to pay severance to you in accordance with company policy and practices regarding involuntary termination of employment of a member of the Operating Committee. Such amount will be paid either in a lump sum or on a periodic basis in accordance with normal pay practice, as determined by the Compensation Board. If the company terminates your employment for cause, you will receive your unpaid base salary accrued to the date on which your employment terminates. For purposes of this letter, "cause" means (1) fraud or misappropriation with respect to the business of the company or an affiliate of the company or intentional material damage to the property or business of the company or an affiliate of the company, (2) willful failure by you to perform your duties and responsibilities and to carry out your authority, (3) willful malfeasance or misfeasance or breach of fiduciary duties or representations to the company or its stockholders or affiliates, (4) willful failure to act in accordance with any specific lawful instructions of a majority of the Board of Directors of the company, or (5) you are convicted of a felony. Of course, if you voluntarily terminate your employment at any time, the company's obligation to you is the same as if the termination were for cause.

         This letter does not alter your existing "change in control" arrangement with the company; however, the severance obligations contained herein are not payable in the event that the "change in control" payment under that arrangement is made. This letter does not create an employment contract or affect the right of the company to terminate your employment at any time without notice.

                                                      Sincerely,

                                                      /s/Thomas E. Hannah

                                                      Thomas E. Hannah

TEH/jj


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